Exhibit 10.8
Procera Networks

October 18, 2004

Mr. Gary J. Johnson
16791 Frank Avenue
Los Gatos, CA. 95032

Dear Mr. Johnson:

We are pleased to offer you employment commencing October 18, 2004 with Procera Networks, Inc. (the "Company") in the exempt position of Senior VP of Sales and Marketing, reporting to the President/CEO.

You will be compensated as follows:

•	Compensation:
You will receive a base salary of $120,000 per year and the opportunity to earn an additional $80,000 annually in commissions by meeting agreed upon quota objectives for a fiscal year, beginning with fiscal 2005. You will also have the opportunity to earn additional commissions in the event you exceed quota objectives and we will put an acceleration percentage in place when the 2005 quota plan in finalized. For this current quarter, it is agreed that the quota is $400,000. Upon completion of a funding of $3M, you will receive a draw of 50% of commissions for the following three months, with an adjustment at the end of the quarter to reflect actual commissions earned.

•	Option Grant:	On October 12, 2004, our Board of Directors approved a stock option grant to you to purchase 500,000 shares of Procera Common Stock, with vesting as set forth below:

•	Vesting:
You will vest 83,500 shares upon completion of six months of employment and thereafter 13,883 shares per month for the next 30 months. As a senior executive of the company, subject to the discretion of the Plan Administrator, these options will be subject to accelerated vesting in the event of change of control or sale of the company. These provisions will be specifically spelled out in the option agreement that will be provided to you by the company.

•	Purchase Price:	$.92 per share

•	Paid Time Off:	Per Company Policy

•	Medical Benefits:	Per Company Policy

The Company offers a number of benefits to its employees, presently including, health, dental, and vision insurance. The Company policy also provides for paid time off and the direct deposit of paychecks. Details of these benefits are available and will be provided to you separately. Benefits will become available to you immediately upon joining the Company. The Company reserves the right to alter its policies and/or to amend its benefits at its discretion, upon notice to its employees.

Your employment with the Company will be strictly on an at-will basis, which means that either you or the company can end the relationship at any time upon notice to the other, without cause, for any reason or no reason. The Company also reserves the right to discipline, demote or alter the terms of employment of its employees at any time, with or without cause or advance notice. This letter agreement shall represent the entire understanding concerning the at-will nature of your employment and the possible termination of the employment relationship. This at-will agreement cannot be changed or modified in any way except by a written agreement between you and the Company, authorized in advance by a duly authorized officer of the Company.

Your employment is conditioned upon your signing and returning this letter as well as the following attached documents, which also shall govern the terms of your employment:

•	EMPLOYEE CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT
•	PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Other than as expressly stated in this letter and the attached agreements, the Company makes no promises or representations concerning future promotions, compensation, or other terms and conditions of employment. By accepting employment, you agree that you have not relied upon or been induced to accept employment with the Company on the basis of any such promises or representations.

This agreement is the only agreement between the parties, and supersedes any and all previous verbal or written agreements regarding the issues related hereto. This offer is contingent upon your ability to provide proof of eligibility to work in the United States as required by the Immigration Reform Control Act.

Gary, I very much took forward to working with you as a member of the executive team at Procera Networks, Inc.

Sincerely,

/s/ Douglas J. Glader
Douglas J. Glader
President & CEO

Offer accepted:	/s/ Gary J. Johnson
Gary J. Johnson

Date:	10/18/04